 EXHIBIT 10.1

Amendment to the Aris Water Solutions, Inc. 2021 Equity Incentive Plan

THIS AMENDMENT (this “Amendment”) to the Aris Water Solutions, Inc. 2021 Equity Incentive Plan (the “Plan”) is hereby made effective as of August 15, 2024.

1.	Authority to Amend the Plan. Pursuant to Section 20 of the Plan, the Board may amend the Plan from time to time.
2.	Amendment to the Plan. Section 2(b) of the Plan is hereby amended by deleting it in its entirety and replacing it with the following (modified language highlighted):

“(h)           “Change in Control” means, except as otherwise provided in an Award Agreement, the occurrence of any one of the following:

(i)        any Person is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company (not including in the securities beneficially owned by such Person) representing 40% or more of the combined voting power of the Company’s then outstanding securities, excluding any Person who becomes such a Beneficial Owner in connection with a transaction described in Section 2(h)(iii)(A) below;

(ii)       the following individuals cease for any reason to constitute a majority of the number of directors then serving: (A) individuals who, on the Effective Date (as defined below), constitute the Board and (B) any new director (other than a director whose initial assumption of office is in connection with an actual or threatened election contest, including a consent solicitation, relating to the election of directors of the Company) whose appointment or election by the Board or nomination for election by the Company’s stockholders was approved or recommended by a vote of at least a majority of the directors then still in office who were either directors on the Effective Date or whose appointment, election or nomination for election was previously so approved or recommended;

(iii)     there is consummated a merger or consolidation of the Company or any direct or indirect subsidiary of the Company with any other corporation, other than (A) a merger or consolidation which would result in the holders of the voting securities of the Company outstanding immediately prior to such merger or consolidation continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or any parent thereof) at least 60% of the combined voting power of the securities of the Company or such surviving entity or any parent thereof outstanding immediately after such merger or consolidation;

(iv)      the implementation of a plan of complete liquidation or dissolution of the Company; or

(v)       there is consummated a sale or disposition by the Company of all or substantially all of the Company’s assets, other than a sale or disposition by the Company of all or substantially all of the Company’s assets to an entity, at least 60% of the combined voting power of the voting securities of which is owned by stockholders of the Company in substantially the same proportions as their ownership of the Company immediately prior to such sale.”

3.Effect of the Amendment. Except as expressly amended hereby, the Plan shall remain in full force and effect. Any reference to the Plan contained in any notice, request or other document executed concurrently with or after the date hereof shall be deemed to include this Amendment, unless the context shall otherwise require.

4.	Governing Law. This Amendment shall be interpreted and construed in accordance with the laws of the State of Delaware.
5.	Headings. Headings are given to the sections of this Amendment solely as a convenience to facilitate reference and shall not be deemed in any way material or relevant to the construction or interpretation of the Plan, this Amendment or any provision thereof or hereof.